UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2014 (April 30, 2014)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299

(Registrant’s Telephone Number, Including Area Code)

              N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2014, International Textile Group, Inc. (the “Company” or “ITG”) announced certain changes in senior management of the Company.

Retirement of Joseph L. Gorga from Positions as President and Chief Executive Officer of the Company

The Company has announced that on April 30, 2014, Joseph L. Gorga, President and Chief Executive Officer, announced his plan to retire from the Company. The Company and Mr. Gorga have entered into an agreement (the “Agreement”) whereby Mr. Gorga has agreed to continue to work in a transition capacity through May 31, 2014 and has agreed to remain on ITG’s Board of Directors through June 30, 2014.

Pursuant to the Agreement, the Company will pay Mr. Gorga (i) his current base salary and benefits through May 31, 2014, (ii) his current annual salary and automobile allowance (totaling $673,000) from June 1, 2014 through December 31, 2017, (iii) a bonus of $275,000, (iv) vacation pay in the amount of $55,000, and (v) an amount equivalent to 80% of COBRA premiums for Mr. Gorga and his eligible dependents for the period June 1, 2014 through November 30, 2015. In addition, all outstanding stock options Mr. Gorga holds immediately as of May 31, 2014 will remain subject to their existing terms and conditions, and will continue to be exercisable for a period of 180 days from May 31, 2014.

Appointment of Kenneth T. Kunberger as President and Chief Executive Officer of the Company

In connection with Mr. Gorga’s retirement, the Company’s Board of Directors has appointed Kenneth T. Kunberger as the Company’s President and Chief Executive Officer effective May 1, 2014. Mr. Kunberger, age 54, has been the Company’s Chief Operating Officer since December 2011. Previously, he was the President of the Company’s ITG Apparel & Specialty Fabrics Group for the Company, a position he held since January 2009 and prior to that, was President of the Burlington Worldwide division of ITG from August 2004 to January 2009. Prior to that, he served as Executive Vice President, Sales and Marketing, of the Sportswear and Casualwear divisions of Burlington Industries from 1998 to 2002, and as President of Burlington Industries Worldwide-North America division from 2002 to 2004.

In connection with his appointment, the Company and Mr. Kunberger have entered into a new employment agreement, effective as of May 1, 2014 (the “Employment Agreement”) pursuant to which Mr. Kunberger will be entitled to (i) a minimum annual base salary of $575,000, (ii) participate in the Company’s various annual or long-term incentive bonus plans, with a target annual incentive opportunity under the Company’s annual incentive plan of 70% of his base salary, and with a minimum guaranteed payment under the 2014 annual incentive plan of $250,000, and (iii) to receive grants of equity awards in accordance with the provisions of any Company stock plan. The Employment Agreement also provides that Mr. Kunberger will be entitled to participate in the various other, health, life insurance, long and short term disability and other benefit programs as may be offered to executive level officers by the Company from time to time. In addition, the Employment Agreement provides that in the event of a termination without “cause”, a termination for “good reason”, or a termination following a “change of control” (each as defined in the Employment Agreement) Mr. Kunberger will be entitled to severance pay in the amount of (a) two times his then-current base salary, car allowance and club dues benefits, plus (b) two times the average of his previous two years annual bonus (or if the termination occurs in the first two years after the entry into the Employment Agreement, an amount specified in the Employment Agreement), and (c) the COBRA premiums not to exceed eighteen months. In addition, any then-outstanding deferred incentive awards granted to Mr. Kunberger would immediately vest and become exercisable. The Employment Agreement also contains customary confidentiality, non-compete and non-solicitation obligations of Mr. Kunberger.

On May 1, 2014, the Company issued a press release announcing the retirement of Mr. Gorga and appointment of Mr. Kunberger, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)   Exhibits

Number	Name

99.1	Press Release dated May 1, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Neil W. Koonce
Name: Neil W. Koonce
Title: Vice President, General Counsel and Secretary

Date: May 2, 2014